Exhibit 99.1

August 21, 2013

Dear Shareholders:

Cyclone continued to make great strides forward in the first half of 2013. We generated consistent revenue in the first and second quarters, made substantial advancements in our core technology, and added key partners to assist in the process of commercializing our engines. Our Quarterly Report on Form 10-Q was filed with the Securities & Exchange Commission this week, and we urge our shareholders to review it. Notable achievements during the period and additional forward looking information are highlighted below:

Continued Increased Revenue & Decreased Expenses

Cyclone generated $502,882 of revenue in the first half of 2013, compared to $380,445 in the same period in 2012. Operating expenses for the first half of 2013 were approximately $1.25 million, as compared to approximately $1.84 million for the same period in the previous year. This represents a 32% increase in revenue with a 32% decrease in expenses. The result was an operating loss for the first half of 2013 of slightly over $1 million (as compared to almost $1.7 million in 2012), of which only approximately $300,000 represented actual net cash used in operations. Management has made a sincere effort to cut costs and focus resources on revenue-producing projects, and is extremely encouraged by this positive trend which will form the foundation for future growth.

Commercialization & Technology

Engine Commercialization Plan: In the beginning of this year, we implemented a three prong plan to advance Cyclone’s engines towards commercialization, which includes: (1) securing additional engineering expertise, (2) establishing manufacturing partnerships, and (3) working closely with partners and future customers to integrate and optimize complete power systems and prepare for the commencement of pilot programs. With respect to our 10 HP Waste Heat Engine (the WHE-25), which we believe is the closest of our several engine models to production readiness, this plan is being executed through the subsidiary entity Cyclone-WHE (CWHE), with substantial progress in the first half of 2013 as follows:

(1)

Engineering: In July 2013, work was commenced with The Ohio State University’s acclaimed Center for Automotive Research (CAR) to perform finite element and dynamic stress analysis of the WHE-25 engine, followed by independent durability testing and validation. CAR has assembled a distinguished team to advance this project, including a senior engineer from General Motors, and experts in fluid and thermal sciences, energy conversion systems, dynamic systems and controls.

As of the date of this letter, improvements to the WHE-25 that Cyclone’s engineers have made in conjunction with CAR’s experts have led to endurance runs 5X longer than previously achieved with less vibration and noise. We believe this is the right track to complete this project by the end of the year, which would provide Cyclone with a validated engine ready for pilot program sales.

(2)

Manufacturing: Also in July, CWHE signed an agreement with Ohio-based Precision CNC, a high-tech, prototype to production machining company with which we have been working over the past four years. The agreement between CWHE and Precision CNC covers the co-location of engineering, production and assembly space; the purchase of dedicated CNC machinery to assure quick and accurate turn-around of engine parts; co-employment of certain staff members to decrease costs; and reduced and transparent pricing structures. Alongside Precision CNC, we are also in negotiations to secure a new leased facility to provide the capacity of turning-out at least 1,500 engines per month – our conservative goal for the WHE-25 over the next two to three years.

(3)

Customers and Partners: Over the last year, Cyclone and CWHE have signed several important teaming and joint-development agreement with companies that have synergistic capabilities in the waste-to-power market, including biomass gasification, methane production and flaring, and micro-grid electrical power generation. These companies include Enginuity Energy, B&W Constructors, Clean Carbon in Australia, Aura Systems, and Phoenix Power Group. The latter of these partners, Phoenix Power, has a current market of over 150,000 waste oil furnace customers which presents an enormous niche market for the WHE-25, which can convert their systems’ heat to year-round mechanical and electrical power.

Additionally, over the last few years, Cyclone’s business development team has compiled a long list of early-adaptor “beta” customers for the first release (Gen-1) of the WHE-25. We anticipate that we will be able to start accepting prototype engine deposits from some of these customers soon, with delivery schedules for these first run engines being released by the end of 2013. Revenue projections for Gen-1 engines are between $2.5 million and $3 million which will help fund the final phase of development: engineering for manufacturability, which can reasonably be accomplished in 2014.

S-2 – Portable Power Project: Cyclone’s S-2 project with the U.S. Army / TARDEC to develop a compact, multi-fuel 10-kWe auxiliary power unit continues to move forward. We completed the fourth of five milestones in the quarter, and received payment for $251,000. The test engine has been run on steam multiple times over the last few months with excellent results. Our engineering team is now working on integrating peripheral equipment (pumps, air compressors, etc.), many of which needed to be developed internally due to their specific size and performance requirements, with the base engine, combustor and condenser. From a contractual standpoint, we have been pushed back a few months due to forces outside of our control, as Department of Defense cutbacks resulted in losing our Contracting Officer Representative (COR), the government’s technical liaison for the project. As a new COR is appointed by the Army and gets up to speed with the project, we should be able to resume testing with TARDEC and establish a delivery date for the engines. In the meantime, Cyclone continues to seek additional follow-on Phase 2 funding for this important project through both government and commercial enterprises.

Mark 5 Engine Development: Cyclone has two projects that require the Mark 5 engine – Combilift and the Land Speed Record (LSR) TeamSteam USA vehicle. We expect to receive an additional $300,000 from the Combilift contract as prototype engines for their material lift equipment are delivered, and believe that the LSR program can also generate revenue for Cyclone as testing of the car commences, thus demonstrating its performance to potential partners. Cyclone is still committed to finishing both these projects this year. Concurrently, our business development team is also in discussions with additional customers for the Mark 5 engine for a variety of uses, including natural gas powered micro-CHP (combined heat and power).

Funding & Future Growth

Cyclone continues take action and pursue financing opportunities that, in management’s opinion, present the least dilutive options for our shareholders. We are committed to this principal, as is clearly demonstrated by the fact that in June, the Company’s four executive officers and directors waived their contractual rights to 2.4 million stock options over the following four quarters.

With respect to financings, in April Cyclone closed the first $100,000 tranche of a $500,000 convertible note with a west coast investment fund, and closed another $100,000 from this party since then. In June we closed a $226,250 convertible promissory note with a Chicago-based fund. Both these agreements contain provisions that allow Cyclone to limit the number of shares that could be issued when or if the respective notes are converted to common stock, including price floors and cash re-payment options.

Cyclone will need to raise additional funds in the short term to implement plans to commercialize our engine technology and commence product sales. If the WHE-25 engine project can be completed by the end of this year, however, we believe we can limit our requirement for short term funding and focus on engine sales and long term strategic partnerships. These are catalyst events for Cyclone, which could propel the Company forward rapidly.

Overall, the first half of 2013 was very positive for Cyclone, marked by solid growth in our revenue position, technology development, and business model. We have laid out a plan to transition the first engines into production this year and commence consistent revenue, and are on schedule to meet those internal milestones. We expect that you will see major advancements at Cyclone over the second half of 2013, and as a result, we remain optimistic and excited about our future.

On behalf of the entire Cyclone team, thank you for your support.

Sincerely,

Harry Schoell

Chairman and Chief Technical Officer

Safe Harbor Statement

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The company cautions that these forward-looking statements are further qualified by other factors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Company Contact

Christopher Nelson

Tel: 954-943-8721

chris@cyclonepower.com

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